Exhibit 5.1

March 7, 2024

Re: Vivid Seats Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is being furnished in connection with the filing by Vivid Seats Inc., a Delaware corporation (the “Company”), of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 32,668,058 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share, issuable pursuant to the Vivid Seats Inc. 2021 Incentive Award Plan, as amended (the “Plan”).

In my capacity as the Company’s General Counsel, I, or attorneys under my supervision, have examined such matters of fact and questions of law as I have considered appropriate for purposes of this opinion.  I am opining herein only with respect to the General Corporation Law of the State of Delaware, and I express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is my opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and the related prospectus, will be validly issued, fully paid and nonassessable (except as to any Shares issued pursuant to deferred payment arrangements, which Shares will be fully paid and nonassessable when such deferred payments are made in full).

I consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the Registration Statement under the heading “Interests of Named Experts and Counsel.”  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,
Vivid Seats Inc.
/s/ Emily Epstein
Emily Epstein
General Counsel